SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                          CONSORTIUM G DINA GROUP, INC.
                     (CONSORCIO G GRUPO DINA, S.A. de C.V.)
                     --------------------------------------
                                (Name of Issuer)


                       Series L American Depository Shares
               --------------------------------------------------
                         (Title of Class of Securities)

                                   210306-30-4
                                   -----------
                                 (Cusip Number)


                                December 31, 2000
               ---------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [_] Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

-------------------------                                -----------------------
CUSIP No. 210306-30-4                 13G                        Page 2
-------------------------                                -----------------------

-------- -----------------------------------------------------------------------
   1      NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          PHILLIP FROST, M.D.
-------- -----------------------------------------------------------------------
   2      Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
-------- -----------------------------------------------------------------------
                            5        SOLE VOTING POWER
NUMBER OF                                     0
SHARES                ------------- --------------------------------------------
BENEFI-                     6        SHARED VOTING POWER
CIALLY                                     184,070
OWNED BY              ------------- --------------------------------------------
EACH                        7        SOLE DISPOSITIVE POWER
REPORTING                                     0
PERSON                ------------- --------------------------------------------
WITH                        8        SHARED DISPOSITIVE POWER
                                           184,070
-------- ------------ ------------- --------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          184,070
-------- -----------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [_]
-------- -----------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.6%
-------- -----------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------- -----------------------------------------------------------------------

-------------------------                                -----------------------
CUSIP No. 210306-30-4                 13G                        Page 3
-------------------------                                -----------------------

-------- -----------------------------------------------------------------------
   1      NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FROST-NEVADA, LIMITED PARTNERSHIP

          IRS I.D. #59-2749083
-------- -----------------------------------------------------------------------
   2      Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
-------- -----------------------------------------------------------------------
                            5        SOLE VOTING POWER
NUMBER OF                                     0
SHARES                ------------- --------------------------------------------
BENEFI-                     6        SHARED VOTING POWER
CIALLY                                     184,070
OWNED BY              ------------- --------------------------------------------
EACH                        7        SOLE DISPOSITIVE POWER
REPORTING                                     0
PERSON                ------------- --------------------------------------------
WITH                        8        SHARED DISPOSITIVE POWER
                                           184,070
-------- ------------ ------------- --------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          184,070
-------- -----------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [_]
-------- -----------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.6%
-------- -----------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          PN
-------- -----------------------------------------------------------------------

-------------------------                                -----------------------
CUSIP No. 210306-30-4                 13G                        Page 4
-------------------------                                -----------------------

-------- -----------------------------------------------------------------------
   1      NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FROST-NEVADA CORPORATION

          IRS I.D. #59-274-9057
-------- -----------------------------------------------------------------------
   2      Check the appropriate Box if a Member of a Group              (a) [X]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3      SEC USE ONLY

-------- -----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
-------- -----------------------------------------------------------------------
                            5        SOLE VOTING POWER
NUMBER OF                                     0
SHARES                ------------- --------------------------------------------
BENEFI-                     6        SHARED VOTING POWER
CIALLY                                     184,070
OWNED BY              ------------- --------------------------------------------
EACH                        7        SOLE DISPOSITIVE POWER
REPORTING                                     0
PERSON                ------------- --------------------------------------------
WITH                        8        SHARED DISPOSITIVE POWER
                                           184,070
-------- ------------ ------------- --------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          184,070
-------- -----------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                           [_]
-------- -----------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.6%
-------- -----------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          CO
-------- -----------------------------------------------------------------------

Item 1.

         (a) Name of Issuer:
             --------------

             Consorcio G Grupo Dina, S.A. de C.V.

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             Tlacoquemecatl 41
             Colonia Del Valle
             03100 Mexico D.F., Mexico

Item 2.

         (a) Name of Persons Filing:
             ----------------------

             Phillip Frost, M.D. ("Frost")
             Frost Nevada Limited Partnership ("FNLP")
             Frost Nevada Corporation ("FNC")

         (b) Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

             The address of the principal office of Frost is:

             4400 Biscayne Boulevard
             Miami, Florida 33137

             The address of the principal office of FNLP is:

             3500 Lakeside Court, Suite 200
             Reno, Nevada 89509

             The address of the principal office of FNC is:

             3500 Lakeside Court, Suite 200
             Reno, Nevada 89509

         (c) Citizenship:
             -----------

             Frost is a United States citizen

             FNLP is a limited partnership organized in the state of Nevada FNC is a Nevada corporation

         (d) Title of Class of Securities:
             ----------------------------

             Series L American Depository Shares (the "Shares")

         (e) CUSIP Number:
             ------------

             210306-30-4

Item 3. If this statement is filed pursuant to (subsection) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

         (a)    [_] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

         (b)    [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

         (c)    [_] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d)    [_] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [_] An investment adviser in accordance
                    with ss.240.13d-1(b)(1)(ii)(E);

         (f)    [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)    [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h)    [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)    [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)    [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(G).

Item 4.  Ownership:
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owed: 184,070*

         (b) Percent of class: 13.6%**

         (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0

                (ii)  Shared power to vote or to direct vote: 184,070*

                (iii) Sole power to dispose or to direct the disposition of: 0

                (iv)  Shared power to dispose or to direct the disposition of:
                      184,070*

----------------------------
* These Shares are owned of record by one or more of the Reporting Persons. As the sole limited partner of FNLP and the sole shareholder of FNC, the general partner of FNLP, Dr. Frost may be deemed a beneficial owner of the Shares. Record ownership of the Shares may be transferred from time to time among any or all of Dr. Frost, FNLP and FNC. Accordingly, solely for purposes of reporting beneficial ownership of the Shares pursuant to section 13(d) under the Securities Exchange Act of 1934, as amended, each of Dr. Frost, FNLP and FNC will be deemed to be the beneficial owner of Shares held by any of them.

** Based on 1,355,642 Shares outstanding as of September 30, 2000, as reported on the Issuer's Report of Foreign Private Issuer on Form 6-K for the month of October, 2000 as filed with the Securities and Exchange Commission on November 2, 2000.

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_] .

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not Applicable.

Item 10. Certification:
         -------------

         By signing below the undersigned certify that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                          /s/Phillip Frost, M.D.
                                          --------------------------------------
Date: February 16, 2001                   Phillip Frost, M.D.


                                          FROST-NEVADA, LIMITED
                                          PARTNERSHIP

                                          /s/David Moskowitz
                                          --------------------------------------
Date: February 16, 2001                   David Moskowitz
                                          President of Frost-Nevada Corporation,
                                          General Partner


                                          FROST-NEVADA CORPORATION


                                          /s/David Moskowitz
                                          --------------------------------------
Date: February 16, 2001                   David Moskowitz
                                          President

                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------

1.                Joint Filing Agreement.